Exhibit 10.20

PROMISSORY NOTE

$20,000	April 7, 2015

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, STATIONDIGITAL CORPORATION, INC., a Delaware corporation (the “Maker”), hereby unconditionally promises to pay to the order of STEVE SJOBLAD, a Director of the Maker (the “Noteholder,” and together with the Maker, the “Parties”), the principal amount of $20,000 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note,” as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms set forth herein).

1.     Delivery. Maturity Date. Optional Prepayments. On the date of the issuance of this Note, the Noteholder shall deliver to the Maker $20,000. The aggregate unpaid principal balance of the Loan and interest payable under this Note shall be due and payable in cash on April 13, 2014 (the “Maturity Date”). The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with interest thereon. No prepaid amount may be re-borrowed.

2.     Interest Rate. Payment Date. The outstanding principal amount of the Loan made hereunder shall bear interest at a flat rate of one percent (1%) from the date hereof until the Loan is paid in full, whether at maturity, by prepayment or otherwise. Interest shall be payable as set forth in Section 1.1 hereof and is payable by or on the Maturity Date.

3.     Miscellaneous.

3.1     Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Maker in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

3.2     Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

3.3     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

IN WITNESS WHEREOF, the Maker has executed this Note as of April 7, 2015.

STATIONDIGITAL CORPORATION

By:	/s/ Louis Rossi
Name:	Louis Rossi
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Noteholder has executed this Note as of April 7, 2015.

By:	/s/ Steve Sjoblad
Name:	Steve Sjoblad